Exhibit 21.1

DEL LABORATORIES, INC. - Subsidiaries


DOMESTIC
Del Laboratories, Inc. (Delaware)
Del Pharmaceuticals, Inc. (Delaware)
565 Broad Hollow Realty Corp. (New York)
Parfums Schiaparelli, Inc. (New York)
Royce & Rader, Inc. (Delaware)
Sally Hansen, Inc. (New York)
Del International, Inc. (New York)

FOREIGN
Del Laboratories (Canada) Inc. (Canada)
Del Pharmaceutics (Canada) Inc. (Canada)
Del Laboratories Limited (U.K.)
Del Pharmaceuticals Ltd. (U.K.)
Pade Mexicana, S.A. de C.V. (Mexico)
Laboratorios del De Mexico, S.A. de C.V.
DLI (Proprietary) Ltd. (South Africa)